Filed Pursuant to Rule 424(b)(3)
Registration No. 333-167877

PROSPECTUS SUPPLEMENT NO. 1
To Prospectus dated September 3, 2010

CCH II, LLC
CCH II Capital Corp.
$539,388,724 13.50% Senior Notes due 2016

This Prospectus Supplement No. 1 includes the attached Current Reports on Form 8-K filed with the SEC on September 15, 2010, September 20, 2010, September 21, 2010 and September 30, 2010.

This prospectus relates to $539,388,724 aggregate principal amount of 13.50% Senior Notes due 2016, or the Notes, of CCH II, LLC and CCH II Capital Corp, or the Issuers. The Notes offered by this prospectus are to be sold for the account of the holders.  The Notes include certain notes issued in exchange for the 13.50% Senior Notes due 2016 originally issued on November 30, 2009 to certain initial purchasers in a transaction that was exempt from the registration requirements of the Securities Act, and a certain other note issued to Mr. Paul Allen on November 30, 2009, the date on which we emerged from bankruptcy protection.

The Notes bear interest at a rate equal to 13.50% per annum.  Interest on the Notes is paid semi-annually in arrears on each February 15 and August 15. The Notes will mature on November 30, 2016.

We may redeem any of the Notes beginning on November 30, 2012 at the redemption prices specified in this prospectus. We may also redeem any of the Notes at any time prior to November 30, 2012 at a redemption price equal to 100% of their principal amount, plus accrued interest and a “make-whole” premium.

The Notes are unsecured and rank equally with any unsecured senior indebtedness we incur.  The Notes are guaranteed by Charter Communications, Inc., the indirect parent of the Issuers.  The Notes and the related guarantee are effectively subordinated in right of payment to the Issuers’ and the guarantor’s secured obligations to the extent of the value of the assets securing such indebtedness.  The Notes will not be guaranteed by any of the Issuers’ subsidiaries and will therefore be structurally subordinated to all obligations and liabilities of such subsidiaries.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is dated September 30, 2010.

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 10, 2010

Charter Communications, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation or Organization)

001-33664	43-1857213
(Commission File Number)	(I.R.S. Employer Identification Number)

12405 Powerscourt Drive
St. Louis, Missouri 63131
(Address of principal executive offices including zip code)

(314) 965-0555
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.  OTHER EVENTS.

On September 10, 2010, Charter Communications, Inc.  (the "Company") announced that it expected to be listed on The NASDAQ Stock Market  LLC ("NASDAQ"), effective September 14, 2010.  On September 14, 2010, the Company announced it is now listed on NASDAQ under the symbol "CHTR."

The press releases announcing the Company's listing are attached hereto as Exhibits 99.1 and 99.2.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit Number	Description
99.1	Press release dated as of September 10, 2010.*
99.2	Press release dated as of September 14, 2010.*

* filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Charter Communications, Inc. has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                            CHARTER COMMUNICATIONS, INC.
                                                             Registrant

Dated: September 15, 2010

By:/s/ Kevin D. Howard Name: Kevin D. Howard Title: Senior Vice President - Finance, Interim Chief Financial Officer, Controller and Chief Accounting Officer

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 20, 2010

Charter Communications, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation or Organization)

001-33664	43-1857213
(Commission File Number)	(I.R.S. Employer Identification Number)

12405 Powerscourt Drive
St. Louis, Missouri 63131
(Address of principal executive offices including zip code)

(314) 965-0555
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. OTHER EVENTS.

On September 20, 2010, Charter Communications, Inc. (the “Company”) announced that its indirect subsidiaries, CCO Holdings, LLC and CCO Holdings Capital Corp. (the "Issuers"), were offering $750 million Senior Notes due 2017 in an offering made pursuant to Rule 144A of the Securities and Exchange Commission.  Also, the Company’s indirect subsidiary, Charter Communications Operating, LLC (“Charter Operating”) has commenced an optional prepayment offer to prepay up to $750 million of Term B-1 loans under the Amended and Restated Credit Agreement dated as of March 31, 2010, between Charter Operating and various lenders thereunder.

A press release announcing the note offering and prepayment offer is attached hereto as Exhibit 99.1.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit Number	Description
99.1	Press release dated as of September 20, 2010.*

* filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Charter Communications, Inc. has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                            CHARTER COMMUNICATIONS, INC.
                                                             Registrant

Dated: September 20, 2010

By:/s/ Kevin D. Howard Name: Kevin D. Howard Title: Senior Vice President - Finance, Interim Chief Financial Officer, Controller and Chief Accounting Officer

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 20, 2010

Charter Communications, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation or Organization)

001-33664	43-1857213
(Commission File Number)	(I.R.S. Employer Identification Number)

12405 Powerscourt Drive
St. Louis, Missouri 63131
(Address of principal executive offices including zip code)

(314) 965-0555
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01. REGULATION FD DISCLOSURE.

On September 20, 2010, in connection with an investor presentation, Charter Communications, Inc. (the “Company”) will be making the following disclosures:

Preliminary results for the third quarter 2010 show that the Company expects to add 30,000 to 50,000 revenue generating units ("RGUs") during the third quarter.  The Company also confirmed its prior statements that it anticipates that it will spend approximately $1.2 billion in capital expenditures in 2010.

Because the third quarter has not yet ended, the information contained in this Item 7.01 is preliminary and based only upon preliminary information available to the Company as of the date hereof.   Information contained herein is subject to change upon the release of the Company's results and therefore, investors should exercise caution in relying on the information in this Item 7.01.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Charter Communications, Inc. has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                            CHARTER COMMUNICATIONS, INC.
                                                             Registrant

Dated: September 20, 2010

By:/s/ Kevin D. Howard Name: Kevin D. Howard Title: Senior Vice President - Finance, Interim Chief Financial Officer, Controller and Chief Accounting Officer

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 20, 2010

Charter Communications, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation or Organization)

001-33664	43-1857213
(Commission File Number)	(I.R.S. Employer Identification Number)

12405 Powerscourt Drive
St. Louis, Missouri 63131
(Address of principal executive offices including zip code)

(314) 965-0555
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. OTHER EVENTS.

On September 20, 2010, Charter Communications, Inc. (the "Company") announced that its indirect subsidiary, CCO Holdings, LLC, had priced its previously announced offering of Senior Notes due 2017 (the "2017 Notes").  The transaction was upsized to $1 billion from the initial announcement amount of $750 million. The 2017 Notes will have an annual interest rate of 7.25%, with interest paid semi-annually in April and October.

The net proceeds of this proposed issuance will be used (i) to repay borrowings under one or more term loan portions of Charter Communications Operating, LLC's credit facilities, and (ii) for general corporate purposes.

A press release announcing the revised note offering is attached hereto as Exhibit 99.1.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit Number	Description
99.1	Press release dated as of September 20, 2010.*

* filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Charter Communications, Inc. has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                            CHARTER COMMUNICATIONS, INC.
                                                             Registrant

Dated: September 21, 2010

By:/s/ Kevin D. Howard Name: Kevin D. Howard Title: Senior Vice President - Finance, Interim Chief Financial Officer, Controller and Chief Accounting Officer

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 27, 2010

Charter Communications, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation or Organization)

001-33664	43-1857213
(Commission File Number)	(I.R.S. Employer Identification Number)

12405 Powerscourt Drive
St. Louis, Missouri 63131
(Address of principal executive offices including zip code)

(314) 965-0555
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Issuance of Senior Notes due 2017

On September 27, 2010 (the “Closing Date”), CCO Holdings, LLC (“CCO Holdings”) and CCO Holdings Capital Corp. (together with CCO Holdings, the “Issuers”), indirect subsidiaries of Charter Communications, Inc. (the “Company”), completed the sale of $1billion aggregate principal amount of 7.25% Senior Notes due 2017 (the “Notes”).  The Issuers’ payment obligations under the Notes are fully and unconditionally guaranteed on a senior unsecured basis by the Company.

The net proceeds of this issuance were contributed by CCO Holdings to Charter Communications Operating, LLC (“Charter Operating”), the Company’s indirect subsidiary, as a capital contribution.  Charter Operating will be using the proceeds to repay indebtedness under the Amended and Restated Credit Agreement dated as of March 31, 2010, between Charter Operating, and various lenders thereunder.

In connection therewith, the Issuers entered into the following agreements:

 Indenture

On the Closing Date, the Issuers (and the Company as Parent Guarantor party thereto) entered into an indenture (the “Indenture”), dated the same date, with The Bank of New York Mellon Trust Company, N.A. as trustee (the “Trustee”) providing for the issuance and the terms of the Notes.  The Indenture provides, among other things, that the Notes are general unsecured obligations of the Issuers.  Interest is payable on the Notes on each April 30 and October 30, commencing April 30, 2011.  The Company may redeem some or all of the Notes at any time prior to October 30, 2013 at a price equal to 100% of the principal amount of the Notes redeemed plus an applicable make-whole premium. On or after October 30, 2013, the Issuers may redeem some or all of the Notes at redemption prices set forth in the Indenture.  In addition, at any time prior to October 30, 2013, the Issuers may redeem up to 35% of the aggregate principal amount of the Notes at a redemption price equal to 107.250% of the principal amount thereof plus accrued and unpaid interest to the redemption date, with the net cash proceeds of one or more Equity Offerings (as defined in the Indenture), provided that certain conditions are met.

The Issuers’ payment obligations under the Notes are fully and unconditionally guaranteed on a senior unsecured basis by the Company.

The terms of the Indenture, among other things, limit the ability of the Issuers to incur additional debt and issue preferred stock; pay dividends or make other restricted payments; make certain investments; create liens; allow restrictions on the ability of certain of its subsidiaries to pay dividends or make other payments to it; sell assets; merge or consolidate with other entities; and enter into transactions with affiliates.

Subject to certain limitations, in the event of a Change of Control (as defined in the Indenture), the Issuers will be required to make an offer to purchase the Notes at a price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest to the date of repurchase.

The Indenture provides for customary events of default which include (subject in certain cases to customary grace and cure periods), among others, nonpayment of principal or interest; breach of other agreements in the Indenture; failure to pay certain other indebtedness; failure to pay certain final judgments; failure of certain guarantees to be enforceable; and certain events of bankruptcy or insolvency. Generally, if an event of default occurs, the Trustee or the holders of at least 25% in aggregate principal amount of the then outstanding series of Notes may declare all the Notes of such series to be due and payable immediately.

A copy of the Indenture describing the terms of the Notes in more detail is attached hereto as Exhibit 10.1.

  Exchange and Registration Rights Agreement

In connection with the sale of the Notes, the Issuers and the Company, as guarantor party thereto, entered into an Exchange and Registration Rights Agreement, dated as of September 27, 2010 (“Registration Rights

Agreement”), with Citigroup Global Markets Inc., Banc of America Securities LLC, Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., and UBS Securities LLC, as representatives on behalf of the Purchasers (as defined in the Registration Rights Agreement) with respect to the  Notes. Under the Registration Rights Agreement, the Issuers and the Company, as guarantor, have agreed to file a registration statement with respect to an offer to exchange the Notes for a new issue of substantially identical notes registered under the Securities Act of 1933, as amended, to cause the exchange offer registration statement to be declared effective and to consummate the exchange offer no later than 365 days after the Closing Date. The Issuer and the Company, as guarantor, may be required to provide a shelf registration statement to cover resales of the Notes under certain circumstances. If the foregoing obligations are not satisfied, the Issuer may be required to pay holders of the Notes additional interest at a rate of 0.25% per annum of the principal amount thereof for 90 days immediately following the occurrence of any registration default. Thereafter, the amount of additional interest will increase by an additional 0.25% per annum of the principal amount thereof to 0.50% per annum of the principal amount thereof until all registration defaults have been cured.

A copy of the Registration Rights Agreement describing the terms of the Notes in more detail is attached hereto as Exhibit 10.2.

ITEM 2.03. CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The information under “Indenture” in Item 1.01 above is incorporated herein by reference.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit Number	Description

10.1 10.2
Indenture relating to the 7.25% senior notes due 2017, dated as of September 27, 2010, by and among CCO Holdings, LLC, and CCO Holdings Capital Corp., as Issuers, Charter Communications, Inc., as Parent Guarantor, and The Bank of New York Mellon Trust Company, N.A., as Trustee.*
Exchange and Registration Rights Agreement relating to the 7.25% senior notes due 2017, dated as of September 27, 2010, by and among CCO Holdings, LLC, CCO Holdings Capital Corp., Charter Communications, Inc., and Citigroup Global Markets Inc., Banc of America Securities LLC, Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., and UBS Securities LLC, as representatives of the initial purchasers.*

* filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Charter Communications, Inc. has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    CHARTER COMMUNICATIONS, INC.
                                    Registrant

Dated: September 30, 2010

By: /s/ Kevin D. Howard Name: Kevin D. Howard Title: Senior Vice President - Finance, Interim Chief Financial Officer, Controller and Chief Accounting Officer